Exhibit 10.34

Memorandum

To	Employees with Outstanding Equity Awards	From	John Berisford

Dept.		Dept.	Human Resources

Location		Location	1221 – 49th Floor

Subject	Equity Enhancements Under the Growth and Value Severance Program	Date	January 25, 2012

This memo under the Growth & Value Enhanced Severance Period which is scheduled to run through December 31, 2012, describes important enhancements to the treatment of outstanding equity awards. No action is required by an employee for these changes to take effect. Employees should keep this memorandum with other equity award documentation.

We previously announced the Company’s Enhanced Severance Program for U.S. employees in connection with the Company’s Growth and Value Program for U.S. employees (the “GV Severance Program”). The GV Severance Program generally provides enhanced severance pay and benefits (“Enhanced Severance”) for U.S. employees who receive written notice from the Company of an involuntary termination of employment other than for Cause during the period beginning on January 1, 2012, and ending on December 31, 2012 (the “GV Period”).

The GV Severance Program also provides enhancements to Stock Options, Performance Share Unit awards, Restricted Stock Unit awards and any Special Restricted Stock grants previously granted that are outstanding as of January 1, 2012, if an employee’s employment ends under circumstances entitling the employee to Enhanced Severance. We refer to these as the “Equity Enhancements”.

Employees should consult the severance plan in which they participate to determine when and if Enhanced Severance will be payable. The purpose of this memorandum is to describe the Equity Enhancements that apply if Enhanced Severance becomes payable to an employee.

When is an employee eligible for the Equity Enhancements?

U.S. employees will be eligible for the Equity Enhancements only if their employment with the Company ends under circumstances entitling the employee to Enhanced Severance under the severance plan in which he or she participates. As a general matter, Enhanced Severance will only be payable if an employee is notified of an involuntary termination of employment other than for Cause during 2012 and the employee satisfies the payment conditions in the applicable severance plan. Employees must consult the terms of the applicable severance plan to determine the circumstances under which the employee would be eligible for Enhanced Severance.

Non-U.S. employees will be eligible for the Equity Enhancements if they are notified during the GV Period of a termination of their employment in a manner that entitles them to severance under the applicable plan or local law.

Which equity awards are covered by the Equity Enhancements?

The Equity Enhancements apply to any Stock Options, Performance Share Unit awards, Restricted Stock Unit awards and any Special Restricted Stock grants previously granted by the Company and outstanding as of January 1, 2012 (the “Covered Equity Awards”). Awards granted after that date will not be Covered Equity Awards and will not benefit from the Equity Enhancements, unless the Company’s Compensation and Leadership Development Committee (the “Compensation Committee”) elects in its sole discretion at the time of grant to have the Equity Enhancements apply to these awards.

What will happen to the Covered Equity Awards if an employee’s employment is terminated under circumstances entitling the employee to Enhanced Severance?

If an employee is entitled to Enhanced Severance as a result of an employment termination, or a non-U.S. employee is entitled to severance under applicable local law or local severance plan (a “GV Termination”), then the following Equity Enhancements will apply to such employee’s Covered Equity Awards:

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Stock Options will vest in full and will remain exercisable for six months following the end of the employee’s separation pay period, unless the employee is eligible for Normal Retirement or Early Retirement, in which case the employee’s Stock Options will remain exercisable for the remainder of their original terms. In no event will the Equity Enhancements result in a Stock Option remaining exercisable for longer than its original term.

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The 2010 Performance Share Unit awards will remain outstanding and will be paid on or before January 15, 2013, based on performance through the applicable Maturity Date, as if the employee’s employment had not terminated.

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The 2011 Performance Share Unit awards will remain outstanding and will be paid on or before March 15, 2014, based on the performance through the applicable Maturity Date, as if the employee’s employment had not terminated.

•	Restricted Stock Unit awards will remain outstanding and will be paid on the Payment Date specified in the applicable award terms and conditions, as if the employee’s employment had not terminated.

•

Special Restricted Stock grants will vest in connection with the GV Termination, and the Company will withhold at the time of vesting a sufficient number of shares of Restricted Stock to satisfy applicable federal, state and local tax withholding requirements. The shares of Restricted Stock remaining after such tax withholding will continue to be non-transferable until the end of the Restriction Period specified in the applicable award terms and conditions

Will an employee be required to sign a Release in order for the Equity Enhancements to apply in the event of a GV Termination?

Yes. In order to receive the Equity Enhancements, an employee will be required to sign and deliver an irrevocable release to the Company in the event of a GV Termination. The release must be delivered in the form and manner contemplated by the severance plan in which the employee participates.

If an employee is eligible under the applicable severance plan to receive Enhanced Severance as a result of a “Good Reason” resignation, will the employee also be eligible in that situation for the Equity Enhancements?

Yes. However, employees should consult the terms of the applicable severance plan to determine the circumstances under which a Good Reason resignation is a basis for Enhanced Severance.

What happens if there is a change in control during the GV Period prior to a GV Termination?

If, during the GV Period, there is a change in control of the Company (as defined in the applicable plan and award terms and conditions) prior to an employee receiving or providing written notice of GV Termination, the employee will no longer be eligible for the Equity Enhancements. In such instance, the Covered Equity Awards will receive treatment under the change in control provisions of the applicable plan and award terms and conditions.

What happens if there is a sale or divestiture during the GV Period?

Similarly, if an employee’s employment with the Company is terminated during the GV Period in connection with a sale or other divestiture (including a spin-off) of the subsidiary, business unit or division with which the employee is employed or performs services, the Equity Enhancements will not apply to the Covered Equity Awards. In such instances, the Covered Equity Awards will be treated in accordance with the applicable plan and the terms and conditions of the award or as otherwise determined by the Compensation Committee in connection with the transaction.

Is an employee required to take any actions in order to become eligible for the Equity Enhancements to apply to the Covered Equity Awards?

No. This memorandum amends the Covered Equity Awards and no further action is required by an employee for the amendments to apply to these awards. Any ambiguity or question of interpretation arising from the application of the Equity Enhancements to the Covered Equity Awards will be resolved by the Compensation Committee and will be binding on employees and the Company.

Who do employees call if they want more information?

If employees have any questions regarding the GV Severance Program or the Equity Enhancements or would like a copy of the severance plan applicable to the employee, please contact Christine Tierney, Manager, Executive Compensation at Extension 1-2925.

Except as set forth in this memorandum, all other terms and conditions of the Covered Equity Awards remain in full force and effect.